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                                                                   Exhibit 99.1

For Release:    Immediately

Contact:        John D. Swift, Chief Financial Officer


                MOHAWK INDUSTRIES, INC. ANNOUNCES PLANNED PRIVATE
                               PLACEMENT OF NOTES

Calhoun, Georgia, March 19, 2002 - Mohawk Industries, Inc. (NYSE:MHK) today announced that it is seeking to raise $600 million through a private placement of senior notes. Completion of the offering is expected in April, subject to market conditions.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating market conditions for corporate securities in general and the Company's notes in particular, the Company's ability to make and assimilate future acquistions and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on many assumptions including assumptions regarding the market conditions for corporate securities and the Company's make and assimilate future acquistions. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers, raw material prices, timing and level of capital expenditures, the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time, the successful introduction of new products, the successful rationalization of existing operations, and other risks identified from time to time in the Company's SEC reports and public announcements.